Exhibit 23 (1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-204557, 333-66048, 333-62278) and on Form S-3 (Nos. 333-222068 and 333-221520) of American Electric Power Company, Inc. of our report dated February 22, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 22, 2018 relating to the financial statement schedules, which appear in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 22, 2018